DESCRIPTION: STATEMENTS RE: COMPUTATION OF RATIOS
EXHIBIT 12.1

                                AEARO CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                             Year Ended September 30,
                                                       1998            1999            2000             2001            2002
                                                    ------------    ------------    ------------     ------------    ------------

Earnings:
Pre tax income (loss) from continuing operations
                                                    $  (9,242)      $   10,297      $   12,624       $  (3,752)      $   11,104
Fixed Charges...............................            27,984          26,152          26,497           25,757          22,648
                                                    ------------    ------------    ------------     ------------    ------------
Earnings as defined.........................        $   18,742      $   36,449      $   39,121       $   22,005      $   33,752
                                                    ------------    ------------    ------------     ------------    ------------

Fixed Charge:
Interest Expense, net.......................        $   26,152      $   24,322      $   24,387       $   23,666      $   20,055
Interest component of operating lease.......             1,832           1,830           2,110            2,091           2,593
                                                    ------------    ------------    ------------     ------------    ------------
Fixed charges as defined....................        $   27,984      $   26,152      $   26,497       $   25,757      $   22,648
                                                    ------------    ------------    ------------     ------------    ------------

Ratio of Earnings to Fixed Charges..........                 -         1.4                 1.5                -             1.5
                                                    ============    ============    ============     ============    ============



Note: Ratio of earnings to fixed charges is defined pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the years ended September 30, 1998 and 2001were insufficient to cover fixed charges by $9.2 million and $3.8 million, respectively.